Exhibit 10.4

BE AEROSPACE, INC.
CORPORATE EXECUTIVE INCENTIVE PLAN 90% – FY 2011

I.  Purpose

The purpose of this Management Incentive Plan (the “Plan” or “MIP”) is to encourage and reward  a strong, annual relationship between pay and performance by providing an appropriate level of reward for results that meet or exceed the performance targets of BE Aerospace, Inc. (the “Corporation”) and its respective businesses.

II.  Eligibility

Eligibility for participation in this Plan is determined by the following senior executives:  the Chairman & CEO, the President & COO, the Sr. Vice President & CFO and the Corporate Vice President of Human Resources.  This Plan primarily includes Corporate Vice Presidents reporting directly to the President & COO or the Sr. Vice President & CFO.   The Corporate Vice President of Human Resources will ensure consistent eligibility requirements and administration throughout the Corporation.

III.  Plan Approval

The financial objectives and strategic initiatives (both criteria and targets) will be established for the Corporation and the Segment/Site business units at the beginning of the fiscal year.  These objectives and initiatives are reviewed by the Chairman & CEO, the President & COO and the Sr. Vice President & CFO and approved by the Compensation Committee of the Board of Directors (the “Committee”).

IV.  Aggregate Incentive Pool and  Targeted Incentive Compensation

Participants in this plan have a bonus target of 90% of base salary.  The target amount attained may be increased or decreased based on corporate results achieved.  The aggregate amount of cash incentives payable to all participants will be determined by multiplying earnings before income taxes by an agreed-upon percentage, thereby providing an incentive pool which increases or decreases with pretax earnings.  There are no minimum or maximum MIP payments.

V.  Plan Participation Level

Of the target award indicated above, 80% of this target will be based on the achievement of financial objectives, and 20% on the achievement of strategic initiatives (see section VI below).  Actual individual awards can be increased or decreased by the Committee in its sole discretion based on an individual’s performance and his/her contribution related to the corporate business unit to which the individual was assigned during the performance period.

VI. Plan Components

The Plan features two components, the Financial Objectives and Strategic Initiatives, which are collectively used to determine the incentive payout amount:

●	Financial Objectives – 80% of the potential incentive payment amount, is based on the attainment of specified levels of four financial metrics weighted as set forth below:

1.	EBIT (earnings before interest and taxes) – weighted at 30%
2.	Operating Margin – weighted at 20%
3.	Bookings – weighted at 20%
4.	Operating Cash Flow – weighted at 30%

Each year the Committee determines the financial performance objectives under the MIP based upon the financial plan for that year.  The minimum threshold for payment under the MIP with respect to a financial performance objective is generally 80% of the applicable target.  Incentive payments for performance between 80% and 90% of a financial performance objective would generally not exceed 10% of the targeted MIP payment, with the actual amount of the incentive payment between these percentages determined by linear interpolation.  For performance between 90% and 100%, the actual amount of the incentive payment is also determined by linear interpolation.  For performance in excess of 100%, the actual amount of the incentive payment is directly proportionate to the level of attainment of the financial performance objectives.

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Strategic Initiatives – 20% of the potential incentive payment is based on discretionary individual performance assessments.  The Corporation does not establish predetermined individual performance formulas but rather determines the strategic initiatives which must be attained based on the individual’s role within the Corporation.  At the end of each year, the President & COO and the Sr. Vice President & CFO respectively evaluate each executive’s performance and provide recommendations to the Chairman & CEO as to the individual performance assessment portion of the MIP payment.  The individual performance assessment process is a discretionary, holistic, multi-faceted assessment of the executive’s performance during the year.  The  President & COO and Sr. Vice President & CFO do not use a specific formula or apply specific weight when evaluating performance, but rather rely on their business judgment.  The President & COO  and Sr. Vice President & CFO generally take into account one or more of the following factors in connection with the assessment, as may be applicable:

o	Implementation and execution of supply chain, lean/continuous improvement initiatives
o	New product development initiatives
o	Customer recognition awards such as “Supplier of the Year” and “Customer Support and Service Champion”
o	Process alignment initiatives driven toward simplifying and standardizing key processes throughout the business
o	Asset management
o	Domestic and international cost reductions
o	Leadership
o	Strategic planning
o	Financial and operational excellence
o	Customer satisfaction
o	Staff development, talent management and retention
o	Implementation of global human resources strategies
o	Implementation of global tax strategies
o	Improving operating efficiency
o	Implementation of sales strategies
o	Client relationship management

VII.  Administration of the Plan

●	Executives assigned to this Plan will receive awards based on corporate performance or the applicable business unit as assigned.

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The achievement of the financial objectives and strategic initiatives as previously indicated are the primary factors that determine bonus eligibility.  In conjunction with this, the actual amount of an individual’s award is subject to his/her performance and the achievement of business goals.  Bonus payments are not guaranteed as the Corporation reserves the right to increase or reduce the amount of the incentive compensation paid under this Plan at its sole discretion notwithstanding the level of attainment of the specified objective or individual strategic initiatives.

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The Compensation Committee, Chairman & CEO, President & COO, Sr. Vice President & CFO, and the Corporate Vice President of Human Resources will review attainment of the business plan goals and objectives at the close of the fiscal year.  Awards will be paid in cash as soon as practicable after the Corporation has publicly reported its fiscal year results and in no event later than March 15 following the applicable plan year.

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Exceptions and adjustments to the Plan may be made at the discretion of the Committee upon the recommendation of the Chairman & CEO, based on input from the President & COO, Sr. Vice President & CFO, and the Corporate Vice President of Human Resources.

●	Participants in the Plan who enter after the start of the fiscal year may receive a prorated award.

●	Employee Benefits, Taxes and Deductions - Awards paid under this Plan are subject to applicable taxes, withholding as required by law, 401(k) contributions and other payroll deductions.

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Transfer or Change of Assignment - A participant transferring into or out of qualifying positions during the fiscal year may receive a prorated award based on a share of time spent in the qualifying assignment.

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Termination of Employment - Any participant who resigns or is dismissed from employment with the Corporation and/or its subsidiaries and affiliates for any reason or who is not on the active payroll on the date that the award is paid, will not be eligible for an award. However, a participant who officially retires from the Corporation after age 60 with ten or more years of service shall be eligible to receive a prorated award for the period such employee worked as an eligible participant in the Plan.

Nothing in this Plan confers any contractual right, either express or implied, on any employee to continue in the employment of the Corporation and its subsidiaries and affiliates, or to continue on any assignment.  Further, nothing in this Plan will interfere in any way with the at will nature of any Participant’s employment and the right of the Corporation to terminate the employment of any employee affected by this Plan at any time and for any reason.

Participation in the Plan is discretionary.  Nothing in this Plan will interfere in any way with the right of the Corporation to (i) change or modify the terms and conditions of this Plan, (ii) reassign a participant to a different incentive plan for future years, or (iii) reassign a participant out of any and all incentive plans for future years.  In addition, nothing in the Plan confers on a participant the right or entitlement to receive compensation or bonus in any specific amount for any future fiscal year.  Moreover, the awards under the Plan do not constitute wages, or regular, recurrent or contractual compensation and will have no effect on the determination of employee-related rights or benefits under law or any plan of the Corporation or its subsidiaries and affiliates.

The benefits provided pursuant to the awards are in no way secured, guaranteed or warranted by the Corporation.

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